Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Liberty Financial Companies, Inc.

We consent to the use of our report, incorporated herein by reference in the registration statement on Form S-8 of Liberty Financial Companies, Inc., pertaining to its Amended and Restated 1995 Stock Incentive Plan, dated February 16, 1996, relating to the consolidated statements of income, stockholders' equity and cash flows of Liberty Financial Companies, Inc. and subsidiaries for the year ended December 31, 1995 which report appears in the December 31, 1995 annual report on Form 10-K of Liberty Financial Companies, Inc.

                                              KPMG Peat Marwick LLP

Boston, Massachusetts
August 12, 1998